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                                                                    Exhibit 99.1

                    [Horace Mann Educators Corporation logo]

                                                         Dwayne D. Hallman
                                                         Senior Vice President -
                                                            Finance
                                                         Horace Mann Educators
                                                            Corporation
                                                         (217) 788-5708
                                                         www.horacemann.com

                   HORACE MANN ESTIMATES IMPACT OF CALIFORNIA
                    WILDFIRES; REDUCES 2003 EARNINGS ESTIMATE

SPRINGFIELD, Ill., December 8, 2003 -- Horace Mann Educators Corporation (NYSE:HMN) estimates its policyholder claims from wildfires in Southern California will total approximately $12.5 million pretax. Reflecting anticipated recoveries from the company's reinsurance program, the net cost is expected to be approximately $10 million ($6.5 million after tax, or 15 cents per share). The claims relate to losses covered under the company's homeowners policies and include entire homes destroyed, partial losses, smoke damage and costs associated with living expenses due to evacuation and displacement.

Total industry-wide personal lines insured losses from the event are estimated to exceed $2 billion, making this the largest fire-related catastrophe loss in U.S. history.

"The devastation experienced by the people of Southern California is of historic proportion," said Louis G. Lower II, President and Chief Executive Officer. "As soon as the fires were contained, claim adjusters began meeting with our clients to assess damages and provide settlements. The tools available to the adjusters as a result of the recent redesign of our claims operations are helping to expedite fulfillment of Horace Mann's promise to our policyholders."

Reflecting the greater than expected level of catastrophe losses in the fourth quarter, the company is reducing its guidance for full year 2003 net income before realized investment gains and losses to 15 cents to 25 cents per share. This revised guidance assumes a normal level of catastrophe and weather-related losses for the remainder of the fourth quarter and is before any property and casualty reserve actions which may be identified by the previously announced claims and reserving review being conducted by Deloitte & Touche.

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Horace Mann -- the largest national multiline insurance company focusing on educators' financial needs -- provides retirement annuities, life insurance, property/casualty insurance, and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. Horace Mann is publicly traded on the New York Stock Exchange as HMN. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the company's public filings with the Securities and Exchange Commission.

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